Exhibit 99.1

www.bankrate.com

FOR IMMEDIATE RELEASE

BANKRATE ANNOUNCES NEW BOARD DIRECTOR

NEW YORK, NY – September 14, 2011 – Bankrate, Inc. (NYSE: RATE) announced today that Bruce Nelson will be joining the company’s board of directors. Mr. Nelson is Vice Chairman of the Omnicon Group, a leading advertising and marketing communications company, and brings over thirty years of advertising and marketing experience to the board. Mr. Nelson will also serve on the audit committee of the board of directors. The board has determined that Mr. Nelson is an independent director under the New York Stock Exchange listing standards and eligible to serve on the audit committee, replacing Christian Stahl who resigned from the audit committee concurrently with Mr. Nelson’s appointment and will remain on the board. Mr. Nelson will serve as a Class I director with a term expiring at the 2012 annual meeting of shareholders.

“Bruce Nelson is a world-renowned marketing and strategy expert,” said Thomas R. Evans, Bankrate’s President and Chief Executive Officer. “His unique perspective and experience, particularly in helping financial service companies develop enduring brands, will be a great benefit to Bankrate,” Mr. Evans added.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet. We provide consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, Nationwide Card Services, InsuranceQuotes.com, InsureMe, Bankrate.com.cn, CreditCards.com, CreditCards.ca,

NetQuote, and CD.com. We aggregate rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, we generate over 172,000 distinct rate tables capturing on average over three million pieces of information daily. We develop and provide web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC and Bloomberg. In addition, we license editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

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For more information contact:

Bruce J. Zanca

SVP, Chief Communications/Marketing Officer

bzanca@bankrate.com

(917) 368-8648

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